AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                   ING USA ANNUITY AND LIFE INSURANCE COMPANY


                                    ARTICLE I
                               Name of Corporation

         The name of the Corporation is ING USA Annuity and Life Insurance Company.

                                   ARTICLE II
                                Place of Business

         The principal place of business of the Corporation is located in the City of Des Moines, Polk County, Iowa.

                                   ARTICLE III
                               Purpose and Powers

         The kinds of business the Corporation proposes to transact shall be any kinds, classes, types and forms of life, health and accident insurance including, but not limited to, annuity contracts and combinations of any two (2) or more of such kinds of classes, types or forms of such insurance and annuity contracts, as such insurance business is now or hereafter permitted and authorized under the laws of the State of Iowa or any other state, the District of Columbia, nation, country, territory, possession, or principality in which the Corporation is authorized to do business; and to reinsure any such insurance risk or any part thereof ceded to it by other insurance companies.

                                   ARTICLE IV
                                  Capital Stock

         The authorized Capital Stock of the Corporation shall be Two Million Five Hundred Thousand Dollars ($2,500,000) consisting of Two Hundred Fifty Thousand (250,000) shares of Common Stock of the par value of Ten Dollars ($10.00) each, to be issued in accordance with the laws of Iowa at such times and in such amounts as the Board of Directors shall determine.

                                    ARTICLE V
                                Term of Existence

         The Corporation shall have perpetual existence.

                                   ARTICLE VI
                                    Directors

         Section 1. The number of Directors shall be not fewer than five (5) nor more than twenty-one (21). The names and addresses of the individuals who are to serve as the initial Directors are:

         Keith Gubbay                                 P. Randall Lowery
         Thomas J. McInerney                          Mark A. Tullis
         David Wheat

The address for each Director is 5780 Powers Ferry Road NW, Atlanta, Georgia 30327.


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         Section 2. The Directors shall be elected at the annual meeting of the shareholders by a majority vote. The term of office of each Director shall be until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

         Section 3. In the event of a vacancy occurring on the Board of Directors, the Board of Directors may fill such vacancy for the remainder of the unexpired term by vote of the majority of the remaining directors, though less than a quorum. Not more than one-third of the members of the Board may be so filled by the remaining directors in any one year except that any number of vacancies shall be so filled to provide for a minimum of five directors until the next subsequent meeting of the shareholders. The shareholders, by vote of the majority of the outstanding shares entitled to vote, may elect a director or directors at any time to fill any vacancy not filled by the remaining director or directors.

                                   ARTICLE VII
          Indemnification of Directors, Officers, Employees and Agents

         Section 1. In the manner and to the fullest extent permitted by the Iowa Business Corporation Act as the same now exists or may hereafter be amended, the Corporation shall indemnify Directors, officers, employees and agents and shall pay or reimburse them for reasonable expenses in any proceeding to which said person is or was a party.

         Section 2. A Director of this Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for
(i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or to the shareholders, (iii) an intentional violation of criminal law, or (iv) under Section 490.833 of the Code of Iowa for assenting to or voting for an unlawful distribution. If Chapter 490 of the Code of Iowa is subsequently amended to authorize corporate action further eliminating or limiting personal liability of Directors, then the liability of a Director to the Corporation shall be eliminated or limited to the fullest extent permitted by Chapter 490 of the Code of Iowa, as so amended. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

         Section 3. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a Director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII
                              Exemption from Debts

         The private property of the stockholders shall not in any event be subject to the debts of the Corporation.

                                   ARTICLE IX
                                     Bylaws

         Bylaws may be adopted for the Corporation by the Board of Directors and/or by the Shareholders in lawful and proper meeting assembled. Any and all Bylaws adopted by the Shareholders shall be superior to and shall prevail over Bylaws adopted by the Board of Directors.

                                    ARTICLE X
                                      Seal

         The Corporation shall have a seal.